HERMAN MILLER, INC.

DIRECTORS’, VICE-PRESIDENTS’ AND EXECUTIVE VICE-PRESIDENTS’ SALARY CONTINUATION PLAN
(Revised March, 25 2008)

This Salary Continuation Plan applies to any director, vice-president or executive vice-president (or employee with a functionally equivalent title whose participation is confirmed in their Annual Executive Compensation Summary) of Herman Miller, Inc., (“Company”) whose employment is terminated by the Company after June 1, 2007. The individual’s eligibility and benefits under this Plan will be determined as follows:

1.    Base Salary

Base salary, as used herein, means the individual’s base salary (as stated in his/her annual Compensation Summary), which excludes Executive and/or Sales Incentive, equity awards and other fringe benefits.

2.    Salary Continuation

Subject to the limitations of paragraph 3, an individual whose employment is terminated by the Company shall be paid his/her base salary for a period of six months (6) months, twelve (12) months or eighteen (18) months after termination of employment as specified in the individual’s annual Compensation Summary, except that :

a.
No payments will be made unless the individual has signed and returned the Termination and Mutual Release Agreement and ADEA Waiver (if applicable) within the required time period and without revocation.

b.
Except as prohibited by law, no payments will be made after the date on which the individual accepts employment with, becomes a consultant to, or affiliates with a competitor of the Company, engages in competition in any way with the Company or any of its Subsidiaries or if it is determined that the individual has taken action contrary to the Company’s interests. The right and authority to (1) determine whether or not the individual’s new employer (or client) is a competitor and (2) whether or not the individual has taken action contrary to the Company’s interests shall be vested solely and wholly with the Company’s President and Chief Executive Officer, and his/her decision shall be final and binding on the individual.

c.
Except as prohibited by law, no payments will be made after the date on which the individual solicits another Company employee(s) for employment or other similar relationship. The right and authority to determine whether of not the individual has engaged in solicitation shall be vested solely and wholly with the Company’s President and Chief Executive Officer and his/her decision shall be finding and binding on the individual.

d.
Executive must be employed in an executive role for two years to be eligible for the full amount of salary continuation as indicated above. If the termination occurs prior to completing the first year of service, Executive is entitled to half the amount. If the termination occurs prior to completing the 2nd year of service they receive two-thirds of the amount.

e.
In the event Executive is promoted from a non-executive role from within HMI, and they are terminated prior to completing the two year period, they will receive the greater of the severance amount they would have been entitled to under the applicable policy for non-executive employees or the executive Salary Continuation amount.

3.	Ineligible Terminations

No benefits will be paid to any employee:

a.
Whose employment terminates, voluntarily or involuntarily, on account of his/her malfeasance. The right and authority to determine whether a corporate officer shall be eligible or ineligible for benefits under this subparagraph shall be vested solely and wholly with the Company’s President and Chief Executive Officer. This decision shall be final and binding on the individual.

b.	Who voluntarily terminates his/her employment.

HERMAN MILLER, INC.

By
James E. Christenson
Senior Vice President, Legal Services, and Secretary

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